UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2012 (May 2, 2012)

Lightwave Logic, Inc.

(Exact name of registrant as specified in its charter)

Nevada	0-52567	82-049-7368
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Ruthar Drive, Newark, Delaware	19711
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 302-356-2717

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

On May 2, 2012 the registrant’s board of directors appointed Thomas E. Zelibor, Rear Admiral, USN (Ret), to the position of Chief Executive Officer and Chair of the Board of Directors effective May 1, 2012. The position of Chair of the Board of Directors is now an executive position with the registrant. Mr. Zelibor accepted the appointment on that same date. Mr. Zelibor’s term as Chair of the Board of Directors will continue until the next annual stockholder’s meeting or until his successor is duly appointed.

There are no arrangements or understandings between Mr. Zelibor and any other persons pursuant to which he was appointed the registrant’s Chief Executive Officer and Chair of the Board of Directors. There is no family relationship between Mr. Zelibor and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company.

Mr. Zelibor, age 58, has served as our Non-Executive Chair of the Board of Directors since October 2011 and as a director of our company since July 2008.  He has also served on our Operation Committee. Mr. Zelibor has over twenty years of strategic planning and senior leadership experience. Since April 2011 Mr. Zelibor served as the Chief Executive Officer and President of Zelibor & Associates, LLC, a management consulting firm. From July 2008 to April 2011, Mr. Zelibor served as the Chief Executive Officer and President of Flatirons Solutions Corp., a professional services firm that provides consulting, systems integration, systems & software engineering, and program management expertise to corporate and government clients. Previously, from July 2006 Mr. Zelibor served as the Dean of the College of Operational and Strategic Leadership at the United States Naval War College where he was responsible for the adoption of a corporate approach to leadership development. Prior to that time, Mr. Zelibor served in a number of positions, including as Director of Global Operations, United States Strategic Command; Director, Space, Information Warfare, Command and Control on the Navy staff; Department of the Navy, Deputy Chief Information Officer (CIO), Navy; Commander, Carrier Group Three and Commander, Naval Space Command.

In exchange for serving as the registrant’s Chief Executive Officer and Chair of the Board of Directors, pursuant to a two year written agreement with an effective date of May 1, 2012, a copy of which is attached as Exhibit 10.1, Mr. Zelibor shall receive as compensation, among other things, a base salary of $210,000 per year and an option to purchase up five hundred thousand (500,000) shares of restricted registrant common stock at the strike price of $1.30 per share. The options vest quarterly over one year in equal installments of 125,000 shares per quarter beginning May 1, 2012. All of the options expire on April 30, 2022. The option grant was made pursuant to the registrant’s 2007 Employee Stock Plan and subject to the terms of the Plan’s standard non-statutory stock option agreement.

The registrant has not entered into any transactions with Mr. Zelibor that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

On May 2, 2012 the registrant’s board of directors appointed Mr. James S. Marcelli, the registrant’s previous chief executive officer, to the position of President and Chief Operating Officer effective May 1, 2012.  Mr. Marcelli accepted the appointment on that same date. Mr. Marcelli continues to serve as a member of the registrant’s Board of Directors and his term as a member of the board of directors will continue until the next annual stockholder’s meeting or until his successor is duly appointed.

There are no arrangements or understandings between Mr. Marcelli and any other persons pursuant to which he was appointed the registrant’s President and Chief Operating Officer. There is no family relationship between Mr. Marcelli and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant.

Mr. Marcelli, age 64, has served as an officer and director of the registrant since August 2008, in charge of the day-to-day operations of the registrant and its movement to a fully functioning commercial corporation. Since 2000, Mr. Marcelli has served as the president and chief executive officer of Marcelli Associates, a consulting company that offers senior management consulting, mentoring, and business development services to start-up and growth companies. Business segments Mr. Marcelli has worked with included an Internet networking gaming center, high speed custom gaming computers, high tech manufacturing businesses and business service companies.

In exchange for serving as the registrant’s President and Chief Operating Officer and continuing to serve as a member of the registrant’s Board of Directors, the registrant renewed and amended his existing employee agreement, a copy of which is attached as Exhibit 10.2.

The registrant has not entered into any transactions with Mr. Marcelli that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Item 7.01

Regulation FD Disclosure

On May 2, 2012, the registrant issued a press release reporting that it has appointed its current Non-Executive Chair of the Board of Directors, Thomas E. Zelibor, Rear Admiral, USN (Ret), as its new Chief Executive Officer and Chair of the Board of Directors and that its former chief executive Jim Marcelli will continue to serve as the registrant’s President and assume the new role of Chief Operating Officer. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits

Exhibit No.

Description

10.1

Employment Agreement – Thomas E. Zelibor

10.2

Employment Agreement Renewal and Amendment – James S. Marcelli

10.3

Employment Agreement – James S. Marcelli (incorporated by reference to the Company’s Form 8-K filed August 5, 2008)

10.4

Employment Agreement Renewal – James S. Marcelli (incorporated by reference to the Company’s Form 8-K filed June 22, 2010)

99.1

Press release dated May 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTWAVE LOGIC, INC.

By: /s/ James S. Marcelli

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   James S. Marcelli, President

Dated May 3, 2012